Exhibit 10.1

HBT FINANCIAL, INC.

AMENDED RESTATED STOCKHOLDER AGREEMENT

September 27, 2019

i

AMENDED RESTATED STOCKHOLDER AGREEMENT

This AMENDED RESTATED STOCKHOLDER AGREEMENT (this “Agreement”) is dated as of September 27, 2019 by and among HBT FINANCIAL, INC. (f/k/a Heartland Bancorp, Inc.), a Delaware corporation (the “Company”), and those persons who are listed as stockholder signatories to this Agreement or who otherwise became a party to this Agreement from time to time in the capacity as a stockholder of the Company (individually referred to herein as a “Stockholder” and collectively as the “Stockholders”).

R E C I T A L S:

A.                                    The Company and the Stockholders entered into the Restated Stockholder Agreement dated December 28, 2006 (the “2006 Agreement”) pursuant to which the parties agreed to continue to cause the Company to maintain its election to be an S corporation (the “S Election”) under Section 1362 of the Internal Revenue Code of 1986, as amended.

B.                                    The 2006 Agreement also includes provisions that limit the ownership and transfer rights of all holders of the voting common stock, $1.00 par value per share, and the Series A common stock, $1.00 par value per share (collectively including any stock of the Company received as a result of any stock split, conversion or reclassification of such capital stock of the Company, the “Common Stock”), of the Company in accordance with the terms of the 2006 Agreement in order to assure the continued qualification of the Company to be treated as an “S corporation” and to promote and maintain corporate stability.

C.                                    The Company currently intends to conduct an initial public offering registered under the Securities Act of 1933, as amended (the “Public Offering”) and in connection with the consummation of the Public Offering, the Company intends to terminate its status as an S corporation.

D.                                    In connection with the Public Offering, the Company and the Stockholders desire to set forth their agreement as reflected in this Agreement (i) that the Company shall bear the risk of any additional tax liability, as well as any related losses, costs and expenses, resulting from a final determination made by a competent tax authority to the taxable income the Company reported as an S Corporation and (ii) that in the event that a favorable tax adjustment with respect to one party corresponds to an unfavorable tax adjustment with respect to the other, the party enjoying the favorable tax adjustment agrees to indemnify the party suffering the unfavorable tax adjustment.

E.                                    In accordance with Section 12 of the 2006 Agreement, the holders of at least two-thirds (2/3) of the outstanding shares of the voting common stock of the Company believe that is is desirable to amend, modify and supplement the 2006 Agreement as set forth herein. Accordingly, upon the effectiveness of this Agreement, the 2006 Agreement is hereby amended in its entirety as set forth and restated by this Agreement and this Agreement supersedes the 2006 Agreement in its entirety.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows;

Section 1.                                          2006 Agreement.  The Company and the Stockholders hereby agree that this Agreement supersedes, replaces and restates the 2006 Agreement in its entirety.

Section 2.                                          Definitions.  As used in this Agreement, the following capitalized terms shall have the following meanings:

“AAA” shall have the meaning assigned to the term “accumulated adjustments account” by Section 1368(e)(1) of the Code.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Allowable Number of Stockholders” means five (5) fewer stockholders than the maximum number of Stockholders that an S Corporation is permitted to have pursuant to Section 1361(b)(1) of the Code, as determined under Section 1361(c) of the Code.

“Allowable Number of Record Holders” means three hundred (300) Stockholders, as determined pursuant to Rule 12g5-1 promulgated by the Securities and Exchange Commission.

“Assumed Tax Rate” means, with respect to any tax period, the maximum combined federal and state income tax rates applicable for such period, taking into account the deductibility of state income tax for federal income tax purposes, applicable to an individual resident in Illinois.

“C Short Year” shall have the meaning set forth in Section 1362(e)(1)(B) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

“Equity Securities” means all outstanding shares of Common Stock and all shares of the Common Stock issuable upon the exercise, exchange or conversion of any rights, options, warrants or other outstanding securities of the Company, if any.

“Person” means any individual, trust, estate, employee stock ownership plan, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, business entity organized under foreign law or government or agency or political subdivision thereof, including any “person” as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

“Post-Termination Distribution” shall mean a cash distribution during the Post-Termination Transition Period as set forth in Section 1371(e) of the Code to the extent it does not exceed the AAA.

“Post-Termination Transition Period” shall have the meaning set forth in Section 1377(b)(1) of the Code and shall begin on the day after the last day of the Company’s S Short Year.

“Public Offering” shall have the meaning set forth in Recital C above.

“Qualified Individual” means an individual citizen or a resident alien of the United States of America.

“Qualified Entity” means an entity that is permitted to be an S Corporation stockholder under Section 1361 of the code.

“S Corporation” shall have the meaning set forth in Section 1361 of the Code.

“S Corporation Taxable Income” shall mean, for periods beginning on or after the date the Company became an S corporation and ending with the close of the last day of the S Short Year, the sum of (i) the Company’s items of separately stated income and gain (within the meaning of Section 1366(a)(1)(A) of the Code) reduced, to the extent applicable, by the Company’s separately stated items of deduction and loss (within the meaning of Section 1366(a)(1)(A) of the Code) and (ii) the Company’s nonseparately computed net income (within the meaning of Section 1366(a)(l)(B) of the Code).

“S Corporation Tax Year” means any taxable period during which the Company had an S Election in effect, including the S Short Year.

“S Election” shall have the meaning set forth in Recital A above.

“S Short Year” shall have the meaning set forth in Section 1362(e)(1)(A) of the Code.

“S Termination Year” shall have the meaning set forth in Section 1362(e)(4) of the Code.

“Stock Interest” means, with respect to any specified Person, the shares of Common Stock, the interest therein owned by the Person and the right to acquire the Common Stock upon the exercise, exchange or conversion of any rights, options, warrants or other outstanding securities of the Company.

“Tax Proceeding” shall have the meaning set forth in Section 6(b) below.

“Termination Date” shall mean the date on which the Company’s status as an S corporation is terminated by reason of the consummation of the Public Offering.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

Any reference herein to “outstanding shares” means issued and outstanding shares and does not include treasury shares.  Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

Section 3.                                          Transfer Restrictions and Right of First Refusal.

(a)                                 Transfer Restrictions.  Until the Termination Date, except as provided below in Section 3(b), Section 3(c) or Section 3(d), or with the express prior written consent of the Company, which consent or approval may be withheld in the sole and absolute discretion of the Company, each of the Stockholders hereby agrees that he or she shall not, directly or indirectly, voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of any of his or her Stock Interest (collectively described in this Agreement as “transfer”), and that any purported transfer made in violation of this Agreement shall be absolutely null and void, ab initio, and shall confer no rights whatsoever on the purported transferee as against the Company or the Stockholders.

(b)                                 Right of First Refusal Prior to Transfer.  Until the Termination Date, in the event that any Stockholder shall at any time desire to sell any of the Stock Interest owned by such Stockholder (the “Selling Stockholder”) and shall have received a bona fide written offer for the purchase thereof from an independent third-party that is either a Qualified Individual or a Qualified Entity that does not own any shares of Common Stock (the “Outside Investor”), for a price payable in cash (not notes or property), such Stockholder shall not sell his or her shares without both (i) consent as set forth in Section 3(a) and (ii) first offering the Stock Interest for sale to the Company subject to the terms and conditions set forth pursuant to this Section 3(b), which right of the Company to accept such shall be commonly known as a right of first refusal.

(i)                                     Offer by Selling Stockholder.  The offer by the Selling Stockholder shall be given by certified or registered mail to the Company, and shall consist of an offer to sell the Stock Interest owned by the Selling Stockholder, to which shall be attached a statement of the Selling Stockholder’s bona fide intention to transfer such shares, and a true and correct copy of the Outside Investor’s written offer.  The statement shall specify all terms of the written offer from the Outside Investor including the name and address of the Outside Investor, the purchase price, the Stock Interest involved in the proposed transfer, the tax status of the Outside Investor for the purpose of continuing the Company’s status as an S corporation under the Code, the time of the proposed purchase, the terms of payment and all other material details of the transaction.

(ii)                                  Acceptance of Offer.  Within thirty (30) days after the receipt of such offer, the Company may, at its option, purchase the Stock Interest being sold by the Selling Stockholder on the same terms as the offer made by the Outside Investor, provided, however, that unless all of the Stock Interest to be sold is bought by the Company, the Selling Stockholder shall, subject to the requirement of consent set forth in Section 3(a), be free to sell said Stock Interest to the Outside Investor under the terms provided in subparagraph (iii) of this Section 3(b).  The Company shall exercise the option to purchase by giving written notice thereof, by certified or registered mail, to the Outside Investor and to the Selling Stockholder.  The notice shall specify a date for the purchase (the “Purchase

Date”) which shall be the date set forth in the bona fide offer by the Outside Investor or not more than thirty (30) days after the date of such notice, whichever occurs later, and said purchase shall be at the principal business office of the Company or shall be at such other place that is mutually agreeable to the parties.  Notwithstanding anything contained herein to the contrary, the Company shall have the absolute right to assign to any Person its right to purchase such Stock Interest.

(iii)                               Allowance of Transfer.  If the Selling Stockholder’s offer to sell is not fully accepted by the Company or a purchase does not occur by the Purchase Date even though the Company accepted the offer to sell, then the Selling Stockholder may make the transfer to the Outside Investor; provided, however, that (A) such sale must receive prior consent of the Company as set forth in Section 3(a), (B) such sale must be made in strict accordance with the terms and conditions stated in the Outside Investor’s offer, (C) the Outside Investor must become a party to this Agreement, and (D) such sale must not result in the Company having more than the Allowable Number of Stockholders or the Allowable Number of Record Holders; and, provided, further, that if such Selling Stockholder shall fail to make such transfer within seventy-five (75) days of the date on which the Selling Stockholder gave notice to the Company or by the Purchase Date, whichever occurs earlier, such Stock Interest shall again become subject to all the restrictions of this Agreement.

(iv)                              Purchase Price and Terms.  The purchase price and terms of payment for all Stock Interests purchased by the Company pursuant to the right of first refusal as described in this Section 3 shall be equal to the purchase price offered by the Outside Investor and shall be payable in accordance with the terms of the offer made by the Outside Investor.

(c)                                  Right of First Refusal Prior to Foreclosure.  Until the Termination Date, subject to Section 4(a)(ii), in the event that any Stockholder (the “Pledging Stockholder”) shall at any time desire to assign, transfer, pledge, hypothecate or encumber any of its Stock Interest to a Qualified Individual or a Qualified Entity for the purpose of securing the obligation of the Pledging Stockholder or any other Person to repay a loan or to render any other performance (the “Pledged Interest”), the Pledging Stockholder shall not engage in such transaction without first entering into an agreement with the other parties to such transaction (collectively, the “Pledgee”) that expressly prohibits the Pledgee from taking itself, or transferring to any person other than the Pledging Stockholder, title to the Stock Interest without first offering the Pledged Interest for sale to the Company in the same manner as set forth in Section 3(b) as if the Pledgee were a Selling Stockholder; except that the price at which the Pledgee shall offer the Pledged Interest to the Company shall be the lesser of: (i) the amount owed by the Pledging-Stockholder to the Pledgee for which the Stock Interest has been assigned, transferred, pledged, hypothecated or encumbered; or (ii) 80% of the book value of such Pledged Interest computed as of the last day of the most recently ended calendar quarter.  If the Company fails to purchase all of the Pledged Interest, subject to Section 3, the Pledgee shall be free to dispose of the Pledged Interest in the manner provided by applicable law.  Notwithstanding anything contained herein to the contrary, the Company shall have the absolute right to assign to any Person its right to purchase such Pledged Interest.

(d)                                 Permitted Transfers.  Until the Termination Date and subject to Section 4(a)(ii), a Stockholder shall be permitted to transfer, without the consent of the Company, all or any portion of its Stock Interest to: (i) a Qualified Entity for the sole benefit of such Stockholder or (ii) any other Stockholder.  Following the Termination Date, this Agreement shall not create any restrictions on the right of a Stockholder to transfer all or any portion of such Stockholder’s Stock Interest.

Section 4.                                          Transfer Without Consent.

(a)                                 Prohibited Transfers.  Until the Termination Date, no Stockholder or other Person (including a Pledgee) shall:

(i)                                     Specific Prohibitions.  Transfer any Stock Interest, regardless of whether done voluntarily or by operation of law or other involuntary method, except as may be specifically permitted by Section 3.

(ii)                                  General Prohibitions.  Take any action which would cause or result in the termination or revocation of the Company’s status as an “S corporation” under the Code, including but not limited to a transfer to:  (A) any Person(s) if, upon completion of such transfer, the Company would have more than the Allowable Number of Stockholders or the Allowable Number of Record Holders; or (B) any Person that is not a Qualified Individual or a Qualified Entity.

(b)                                 Prohibited Transfers Void.  Any voluntary or involuntary transfer (e.g., which involuntary transfer could occur by operation of law or other involuntary method) in violation of Section 4(a) shall be null and void, ab initio, and without legal effect.

(c)                                  Option to Purchase.  Any transfer in violation of Section 4(a), whether voluntary or involuntary, shall result in the Company having an option (“Option”) to purchase from the transferee Stockholder all, but not less than all, of the relevant Stock Interest.  Exercise of the Option shall be by means of written notice of intent to purchase the stock, delivered to the transferee Stockholder within sixty (60) days from the date of discovery by the Company of the involuntary transfer. If the Company exercises the Option, the closing of the purchase shall occur on the fifth business day after delivery of such notice, and the purchase price shall be the least of the following that apply:  (i) 80% of the book value of the Stock Interest; (ii) the fair market value of the Stock Interest transferred, (as such value is determined by multiplying the value of each equity security by the number of equity securities transferred); (iii) the price paid to the transferor Stockholder for the Stock Interest transferred; or (iv) in the case where a lender proposes to take ownership of the Stock Interest in satisfaction of debts owing to such lender by the transferor-Stockholder, the amount owed by such transferor-Stockholder to such lender for which the Stock Interest has been pledged.  The purchase price will be payable 20% at closing and the balance payable in four annual installments, each consisting of 20% of the purchase price plus interest on the unpaid balance at the lowest rate allowable for Federal income tax purposes without the treatment under the Code of any unpaid interest as imputed income of the payee.  Book value shall be determined as of the end of the month immediately preceding such transfer and calculated in accordance with generally accepted accounting principles with goodwill excluded from such calculation.

(d)                                 Adjustments for Transfers.  In the event that any transfer by operation of law or other involuntary method causes or results in the inadvertent termination of the Company’s “S corporation” status prior to the Termination Date, the Company’s directors and Stockholders shall make any adjustments for the period of termination that are consistent with the treatment of the Company as an “S corporation” or that are proposed by the Internal Revenue Service, and shall take any and all other actions that are reasonably deemed by the Company or its counsel to be necessary or appropriate to continue (or reinstate) the Company’s status as an “S Corporation.”

(e)                                  Termination of Stock Interest.  Until the Termination Date, in the event that a Stockholder terminates his or her entire interest in the Company during the taxable year of the Company, whether voluntarily or by operation of law or other involuntary method of transfer, the Company may elect under Section 1377(a)(2) of the Code to have the rules provided in Section 1377(a)(1) applied as if the taxable year consisted of two (2) taxable years with the first one ending on the date of the Stockholder’s termination.  If the Company so elects, it shall execute the necessary form for exercising such election, and each of the Company and the Stockholder shall execute the necessary Stockholder’s consent notwithstanding that such Stockholder may have disposed of his or her Stock Interest prior to such termination, and shall authorize the filing of such election and such consents with the appropriate Internal Revenue Service Center or office.  In addition, the Stockholder shall take such other action as may be deemed necessary or advisable by the Company or its counsel to exercise such election.

Section 5.                                          Dividend Policy.  The following provisions set forth in this Section 5 shall be effective until the Termination Date.  Accordingly, for periods following the completion of the Public Offering the Company shall not be required to comply with any obligations imposed on the Company under Section 5(a) through Section 5(f) below.

(a)                                 Payment of Dividends.  Except to the extent prohibited or limited by the Delaware Act or other applicable law, rule, regulation or order (including, but not limited to, any bank regulatory limitations or restrictions on the Company’s ability to declare dividends), or by any credit, loan or other agreement, the Company will use its reasonable efforts to pay dividends on the Company’s outstanding shares of Common Stock with respect to each taxable year in an amount no less than the sum of: (i) the Company’s taxable income for federal income tax purposes for each such taxable year multiplied by a tax rate (the “Federal Rate”) which will be the highest marginal federal income tax rate (without taking into account any phase-out of lower marginal rates and personal exemptions) applicable to ordinary income earned by individuals in the calendar year within which the Company’s taxable income is computed; plus (ii) the Company’s taxable income for state income tax purposes for each such taxable year of the Company multiplied by a tax rate (the “State Rate”) which will be the state tax rate in the State of Illinois applicable to the Company’s income that is taxable to the Stockholders with reference to such taxable year; less (iii) the federal income tax benefit (based on the Federal Rate) of a deduction in such calendar year for the state income taxes computed in (b) above whether or not such deduction is actually available.  Such dividends are hereinafter referred to as “Tax Payment Dividends.”  Thereafter, to the extent the Company’s board of directors, in its sole discretion, determines that there is additional cash available for distribution, additional dividends may be declared.

(b)                                 Uniform Treatment.  The Company shall in all events be uniform with respect to each share of its Common Stock and each Stockholder acknowledges that the dividends received from the Company may be less than the Federal, state and other income taxes actually imposed on such Stockholder’s share of the Company’s taxable income or on dividends received from the Company.  Each Stockholder also acknowledges that the Company is subject to various bank regulatory agencies which may impose limitations or restrictions on the ability of the Company to pay dividends and, also, that the Company may, in connection with obtaining financing or otherwise, enter into a credit, loan or other agreement containing restrictions on the Company’s ability to pay dividends and that current principal and interest payments are expected to be paid to any such lender, before any dividends are declared.  Nothing contained in this Section 5 or otherwise in this Agreement shall limit or restrict the Company’s ability to declare and pay additional dividends from time to time as the Company may determine under applicable law.

(c)                                  Proportionality of Dividends.  It is the goal of the Company that dividends will be declared with respect to each taxable year so that, insofar as is possible, each person who held Common Stock during such year shall receive a proportion of the total dividends paid with respect to such year which is at least equal to the proportion of the Company’s income for such year which is includable in such person’s income for federal income tax purposes.  Each Stockholder acknowledges that various factors, including the timing of a Stockholder’s acquisition and disposition of Common Stock, principal and interest debt payments by the Company and the requirements of state law and/or federal income tax principles that all dividends must be uniform with respect to each share of the Company’s Common Stock, may affect the ability of the Company to achieve this goal and each Stockholder acknowledges that the Company (and the Company’s directors and officers) shall not be liable for any difference between dividends actually received and the dividends which would have been received had the goal been met.

(d)                                 Payment Dates.  Unless prohibited by applicable law, rule, regulation or order, or by any credit, loan or other agreement binding on the Company, the Company will use its reasonable efforts to declare and pay dividends from time to time as the Company’s board of directors may determine: (i) at least equal to the Company’s best estimate of the amount of Tax Payment Dividends which will be required to be paid with respect to the relevant calendar year pursuant to Section 5(a); or (ii) at the sole election of the Company, (b) at least equal to the actual amount which was payable on account of the preceding calendar year pursuant to Section 5(a).  If the total of the dividends paid with respect to any calendar year is less than the amount finally determined to be due under Section 5(a) with respect to such year, the Company will use its reasonable efforts to make a final dividend payment with respect to such year, in the amount of the shortfall, such dividend to be paid no later than April 10 of the following year.

(e)                                  Audit Adjustments.  In addition to the dividends and the final dividend referred to in Section 5(d), the Company will, subject to the requirements of the Delaware Act and any other applicable law, rule, regulation or order, use its reasonable efforts to pay additional dividends if, as a result of audit adjustments or any other adjustment to the Company’s taxable income for any year, the taxable income of the Company attributable to the Stockholders for any year is increased.

(f)                                   Omitted Dividends; Other Adjustments.  If any dividend payable under this Section 5(f) is not paid because of prohibitions imposed by any applicable law, rule, regulation or order, by any credit, loan or other agreement binding on the Company, the Company shall, when it becomes legally permissible to do so, use its reasonable efforts to pay dividends in an amount equal to the omitted dividends.  In the event the Company determines that it has distributed amounts in excess of or less than those called for under Section 5(d), the Company may decrease or increase, as the case may be, subsequent dividends to effect the purposes of Section 5(a), subject to the requirements of Section 5(c).

Section 6.                                          S Corporation Termination and Tax Sharing.

(a)                                 Termination of S Corporation Status. The Company’s status as an S corporation shall terminate pursuant to Section 1362(d)(2) of the Code on the Termination Date.

(b)                                 Payments Related to Future Adjustments. In the event that any final determination of an adjustment (by reason of an amended return, claim for refund, audit, judicial decision or otherwise, which determination occurs after the Termination Date (each, a “Tax Proceeding”)) results in an increase in the taxable income of the Company for any year during which the Company qualified as an S Corporation, including the S Short Year, the Company shall distribute to the Stockholders, on a pro-rata basis, within 30 days of such final determination, cash in an amount equal to (i) the product of (A) the amount of increase in taxable income resulting from the adjustment and (B) the Assumed Tax Rate plus (ii) any interest and penalties imposed thereon.

(c)                                  Liability for Taxes Incurred During the S Short Year and for Tax Periods Ending Prior to the Termination Date. Each Stockholder covenants and agrees that: (i) such Stockholder has duly included (to the best of his knowledge), or will duly include, in his federal, state, and local income tax returns his respective allocable shares of all items of income, gain, loss, deduction, or credit attributable to the S Short Year of the Company, (ii) such returns shall, to the extent required by applicable law, include his allocable share of S Corporation Taxable Income of the Company from all sources through and including the close of business on the last day of the S Short Year of the Company, and (iii) such Stockholder shall, to the extent required by applicable law, pay any and all taxes he is required to pay, as a result of being a shareholder of the Company, for all taxable periods (or that portion of any period) during which the Company was an S Corporation.

(d)                                 Stockholder Indemnification for Tax Liabilities. Each Stockholder, on a pro-rata basis, hereby indemnifies and holds the Company harmless from, against and in respect of any unpaid income tax liabilities of the Company (including interest and penalties imposed thereon) (i) which are attributable to the S Short Year and the primary liability of the Stockholder, or (ii) which are incurred by the Company as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of such Stockholder for any period, including the S Short Year or thereafter, and which (in the case of this clause (ii)) are attributable to a decrease for any period in such Stockholder’s taxable income and a corresponding increase for any period in the taxable income of the Company.

(e)                                  Company Indemnification for Tax Liabilities. The Company hereby indemnifies and agrees to hold the Stockholders, on a pro-rata basis, harmless from, against and in respect of income tax liabilities (including interest and penalties imposed thereon), if any, incurred by a Stockholder as a result of a final determination of an adjustment (by reason of a Tax Proceeding) to the taxable income of the Company for any period ending after the Termination Date (including, without limitation, the C Short Year) which results in an increase for any period in the taxable income of such Stockholders. The Company shall distribute cash, on a pro-rata basis, in an amount equal to (i) the product of (A) the amount of such increase in the taxable income resulting from such final determination and (B) the Assumed Tax Rate, plus (ii) any interest and penalties imposed thereon.

(f)                                   Payments. The Stockholders or the Company, as the case may be, shall make any payment required under Section 6(d) or Section 6(f) of this Agreement within 30 days after receipt of notice from the other party that a final determination of an adjustment (by reason of a Tax Proceeding) has occurred and a payment is due by such party to the appropriate taxing authority.

(g)                                  Allocation of Income.

(i)                                     Short Taxable Years. The parties acknowledge that the taxable year in which the S corporation status of the Company is terminated will be an “S Termination Year” for tax purposes, as defined in Section 1362(e)(4) of the Code. Pursuant to Section 1361(e)(1) of the Code, the S Termination Year of the Company shall be divided into two short taxable years: an “S Short Year” and a “C Short Year.” As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Termination Date. Pursuant to Section 1362(e)(1)(B) of the Code, that portion of the S Termination Year beginning on the Termination Date and ending on the last day of the taxable year shall be the C Short Year of the Company.

(ii)                                  Closing of the Books. The Company and the Stockholders understand that for tax purposes (including for purposes of determining the Company’s S Corporation Taxable Income for its S Short Year) the Company will allocate its items of income, gain, loss, deduction and credit for its calendar year between the S Short Year and the C Short Year based on a “closing of the books.”

(h)                                 Other Tax Matters.

(i)                                     Refunds.  If the Company receives a refund of any income tax (including penalties and interest) for any period prior to the Termination Date, or as to which it has previously been indemnified by the Stockholders, the Company shall pay an amount equal to such refund, on a pro-rata basis, within 30 days after receipt thereof, to the Stockholders on the last day of any applicable period to which the refund relates. If a Stockholder receives a refund of any income tax (including penalties and interest) as to which it has previously been indemnified by the Company, such Stockholder shall, within 30 days after receipt thereon, remit an amount equal to such refund to the Company (for the avoidance of doubt, such refund shall be determined assuming the Stockholder’s only items of income, loss or deduction arise from the Company during the S Short Year).

(ii)                                  Notice and Tax Proceedings.

(A)                               Any time that a Stockholder believes he may be entitled to a payment under this Agreement as a result of a Tax Proceeding such Stockholder shall use reasonable efforts to promptly notify the Company of such Proceeding.

(B)                               The Company will have the option to represent itself in any Tax Proceeding, at its own expense and using advisors of the Company’s choice.

(C)                               Each Stockholder shall cooperate fully with the Company in any Tax Proceeding and shall have the right, but not the obligation, to participate in such Proceeding at his own expense.

(D)                               Breach by any Stockholder of any of the provisions of this Section 6(h)(ii) will terminate the Company’s obligation to make payments to such Stockholder under Section 6(a) through Section 6(f) to the extent any such breach materially prejudices the result of any Tax Proceeding.

(iii)                               Inconsistent Reporting. If a Stockholder hereafter reports an item on such Stockholder’s income tax return in a manner materially inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Stockholder by the Company for a taxable period during which the Company had an S Election in effect, such Stockholder shall notify the Company of such treatment before filing such Stockholder’s income tax return. If the Stockholder fails to notify the Company of such inconsistent reporting, such Stockholder shall be liable to the Company for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.

(iv)                              Post-Termination Distributions. To the extent practicable and to the extent consistent with applicable law, payments or other distributions made to a Stockholder pursuant to Section 6(a) through Section 6(f) will be treated as Post-Termination Distributions for U.S. federal income tax purposes and any correspondingly applicable state and/or local tax purposes.

(v)                                 Other Distributions. To the extent that the Company’s tax return preparers determine that such payments or distributions cannot be properly treated as Post-Termination Distributions, then the amount of any distribution made to the Stockholders pursuant to Section 6(a) through Section 6(f) shall be increased by the amount of the Stockholders’ additional tax liability, if any, resulting from such payments or distributions, as reasonably determined by the Company’s tax return preparers, plus an amount equal to any additional tax liability resulting from the payment pursuant to this Section 6(h)(v), assuming that each Stockholder pays tax at the Assumed Tax Rate.

(vi)                              Confidentiality. Each of the parties agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to any person or entity.

(vii)                           Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor, heirs or personal representatives to any of the parties, by merger, acquisition of assets or stock in the Company or otherwise, to the same extent as if the successor, heir or personal representative had been an original party to this Agreement or a Stockholder for the taxable period in question, and in such event, all references herein to a party shall refer instead to the successor, heir or personal representative of such party; provided, however, that for purposes of calculating the tax liability to which any payments under this Agreement would relate, the original Stockholder’s tax liability shall be taken into account, but any payments in connection therewith shall be made to the successor, heir or personal representative of the original Stockholder.

Section 7.                                          Necessary Actions.  Each Stockholder agrees to take all actions as may be necessary or desirable to give full force and effect to the terms of this Agreement, including any actions that may be required by the Delaware General Business Corporation Law, as amended (the “Delaware Act”), or the Code and including voting to approve and adopt any bylaw or charter amendments in furtherance of or to give effect to the provisions of this Agreement.

Section 8.                                          Execution of Documents; Limited Power of Attorney.

(a)                                 Execution of Documents.  Each Stockholder shall execute and deliver such election forms, consents, agreements, instruments and other documents and perform such acts as the Company may reasonably deem to be necessary or appropriate to:  (i) permit the Company to be an “S corporation” for federal and, where applicable, state and local income tax purposes pursuant to Subchapter S of the Code and comparable state and local income tax laws and regulations and (ii) fulfill the purpose and intent of this Agreement including as provided under Section 6.

(b)                                 Limited Power of Attorney.  Each Stockholder hereby irrevocably constitutes and appoints the executive officers of the Company, and each of them, as his or her true and lawful attorneys-in-fact and in his or her name, place and stead, to make, execute, acknowledge and file any of the documents referenced in or contemplated by Section 8(a) and any amendments thereto which are to be made in accordance with this Agreement.  Each Stockholder expressly understands and intends that the grant of the foregoing power of attorney is coupled with an interest and shall survive any assignment or transfer of a Stock Interest.

Section 9.                                          Remedies; Indemnification Relating to Loss of S Corporation Status.  The parties hereto agree that, if a party or other Person bound by this Agreement fails to perform its obligations hereunder, the Person or Persons which may suffer harm or be damaged by such failure cannot adequately be compensated by monetary damages.  Therefore, it is agreed that the rights and the performance of obligations under this Agreement shall be specifically enforceable in addition to such other or further remedy as a court may deem appropriate.  Notwithstanding the foregoing, if any Stockholder, through gross negligence, bad faith, or reckless or willful disregard of his obligations or duties under Section 4 or any other provision of this Agreement breaches any provision of this Agreement, and such breach results in the termination of the Company’s status as an S corporation, such Stockholder (the “Indemnitor”) shall indemnify each of the other Stockholders (each, an “Indemnitee”) for the loss of federal and state income tax benefits reasonably expected to result from such termination.  In addition, the Indemnitor shall indemnify each Indemnitee for all federal and state income taxes payable by such Indemnitee as a result of the receipt of any indemnification payment required by this Section 9.  The Indemnitor shall make the indemnification payments required by this Section 9 within thirty (30) days after the date notice of such breach is first given to the Indemnitor by the Company or any Indemnitee.

Section 10.                                   Binding Effect.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns.

Section 11.                                   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

Section 12.                                   Severability.  If any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision shall be deemed deleted and the remainder of this Agreement, nevertheless, shall remain unaffected and fully enforceable.  Further, to the extent any provision herewith is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, the parties hereto agree the same shall, nevertheless, be enforceable to the fullest extent permissible.

Section 13.                                   Assumption by Successors.  It is expressly agreed that any person, firm, association, trust or corporation which shall acquire all or any part of the Stock Interest in an arm’s length transaction and for value or by reason of any transfer or successorship permitted under this Agreement (and including the transferee of a “bankrupt Stockholder” for the purposes hereof), shall succeed to all of the rights of (except as otherwise herein provided), and shall be bound by all of the obligations of and restrictions upon, a Stockholder under this Agreement.  Contemporaneously with any such transfer or succession, the transferee or successor shall expressly assume, in writing, all of the obligations of a Stockholder under this Agreement and shall execute and deliver to the Company and the Stockholders a counterpart of this Agreement. Notwithstanding the foregoing, at any time after the Termination Date, the Company shall have the right, but not the obligation, to waive compliance with this Section 13 and permit any transfer by a Stockholder without requiring the applicable transferee to execute a counterpart to this Agreement or otherwise succeed to any rights or obligations under this agreement; provided, that the transferor shall remain liable for all obligations under this Agreement with respect to the Stock Interest transferred.

Section 14.                                   Amendment and Waiver.  This Agreement may be amended, modified or supplemented, and compliance with any provision hereof may be waived, only with the written consent of the holders of at least two-thirds (2/3) of the outstanding shares of the voting common stock of the Company held by Stockholders as of the date of this Agreement.

Section 15.                                   Interpretation.  The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

Section 16.                                   Nature of Agreement.  Under this Agreement each Stockholder retains ownership and possession of the Stock Interest of the Company owned by each of them.  This Agreement is not and shall not be construed as a voting trust agreement under the Delaware Act.

Section 17.                                   Notices.  All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail (return receipt requested) postage prepaid, or by telecopier to the most current address of such Stockholder on the records of the Company.

Section 18.                                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 19.                                   Stock Certificate Legends.  Except as provided below, all certificates evidencing shares of Common Stock subject to this Agreement shall bear the following legends:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS AND TO CERTAIN OBLIGATIONS AND RESTRICTIONS WITH RESPECT TO TRANSFER AND PURCHASE AS SET FORTH IN THAT CERTAIN AMENDED RESTATED STOCKHOLDER AGREEMENT DATED AS OF SEPTEMBER 27, 2019 (AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE.  THE STOCKHOLDER AGREEMENT ALSO PROVIDES THAT, UPON THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE, CERTAIN OF THESE RIGHTS, OBLIGATIONS AND RESTRICTIONS MAY CONTINUE TO BE BINDING ON THE TRANSFEREE.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.  WITHOUT LIMITATION OF THE FOREGOING, THE TRANSFER AND OWNERSHIP OF COMMON STOCK AND SERIES A COMMON STOCK ARE SUBJECT TO NUMEROUS RESTRICTIONS AS SET FORTH IN THE CORPORATION’S CERTIFICATE OF INCORPORATION (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME).”

At any time after the Termination Date, the Company shall have the right, but not the obligation, to remove the foregoing legend from certificates evidencing shares of Common Stock if the Company determines, in its sole discretion, that such legend is no longer necessary or advisable to ensure compliance with this Agreement.

Section 20.                                   Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 20.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written by the Company and the Stockholders.

HBT FINANCIAL, INC.

By:	/s/ Fred L. Drake
	Name:	Fred L. Drake
	Title:	Chairman & CEO

SIGNATURE PAGES OF DIRECT AND BENEFICIAL STOCKHOLDERS

The undersigned agrees to all of the terms of the HBT Financial, Inc. (f/k/a Heartland Bancorp, Inc., the “Company”) Amended Restated Stockholder Agreement and agrees to be bound by all the provisions thereof.  The undersigned further constitutes and appoints the executive officers of the Company the true and lawful attorneys-in-fact of the undersigned to make, execute, acknowledge and file any documents as provided in Section 8 of said Stockholder Agreement, which documents the undersigned hereby joins in and hereby authorizes these signature pages to be attached thereto if the executive officers or any of them, deem it necessary or advisable.

	HEARTLAND BANCORP, INC. VOTING TRUST created pursuant to Voting Trust Agreement dated as of May 4, 2016		GEORGE E. DRAKE INTER-VIVOS FAMILY TRUST dated May 16, 1985

By:	/s/ Fred L. Drake	By:	/s/ Allen C. Drake
	Fred L. Drake, Trustee		Allen C. Drake, Trustee

	/s/ George E. Drake		/s/ Elinor J. Drake
	George E. Drake		Elinor J. Drake

	/s/ Arthur M. Drake		/s/ Allen C. Drake
	Arthur M. Drake Trust dtd 7-21-2015		Allen C. Drake

	/s/ Fred L. Drake		/s/ Fred L. Drake
	Fred L. Drake 2017 Gift Trust dtd 7/7/17		Fred L. Drake Revocable Trust dtd 3/27/14

	/s/ Marcia Dudley		/s/ Marcia J. Dudley
	Marcia Dudley		Marcia J. Dudley 2017 Gift Trust

	/s/ Jamie L. Drake		/s/ Jamie L. Drake
	Jamie L. Drake Rev Trust dtd 3/27/2014		Jamie L. Drake 2017 Gift Trust dtd 7/7/17

	/s/ Janet A. Drake		/s/ Arthur M. Drake
	Janet A. Drake Trust dtd 7-21-2015		Arthur M. Drake

/s/ Janet A. Drake
Janet A. Drake

SIGNATURE PAGES OF DIRECT AND BENEFICIAL STOCKHOLDERS

The undersigned agrees to all of the terms of the HBT Financial, Inc. (f/k/a Heartland Bancorp, Inc., the “Company”) Amended Restated Stockholder Agreement and agrees to be bound by all the provisions thereof.  The undersigned further constitutes and appoints the executive officers of the Company the true and lawful attorneys-in-fact of the undersigned to make, execute, acknowledge and file any documents as provided in Section 8 of said Stockholder Agreement, which documents the undersigned hereby joins in and hereby authorizes these signature pages to be attached thereto if the executive officers or any of them, deem it necessary or advisable.

ELINOR J. DRAKE GRANDCHILDREN IRREVOCABLE TRUST

/s/ Fred L. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for Matthew Drake, Fred L. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for Monica Drake, Allen C. Drake, Trustee

/s/ Fred L. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for John A. Drake, Fred L. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for Jeffrey Drake, Allen C. Drake, Trustee

/s/ Fred L. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for Carl T. Drake, Fred L. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for David Dudley, Allen C. Drake, Trustee

/s/ Fred L. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for James J. Drake, Fred L. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for Joel T. Dudley, Allen C. Drake, Trustee

/s/ Fred L. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for Sarah Eisenmann, Fred L. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for Andrea Dudley, Allen C. Drake, Trustee

/s/ Allen C. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for Chris A. Drake, Allen C. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for Craig Dudley, Allen C. Drake, Trustee

/s/ Allen C. Drake	/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for Michael Drake, Allen C. Drake, Trustee	Elinor J. Drake Grandchildren’s Trust for Melissa Drake, Allen C. Drake, Trustee

/s/ Allen C. Drake
Elinor J. Drake Grandchildren’s Trust for Jenny Goemans, Allen C. Drake, Trustee